Exhibit 99.1

PostRock Receives Notice of Default

OKLAHOMA CITY -- Feb. 29, 2016 -- PostRock Energy Corporation (OTC PINK:PSTR) (“PostRock”) announced that it has received written notice from the Administrative Agent of the Third Amended and Restated Credit Agreement originally dated December 20, 2012 (the “Credit Agreement”), that PostRock is in default of the Credit Agreement.  The default is due to its failure to make the quarterly interest payment due February 11, 2016, and its failure to cure the borrowing base deficiency. The notice was received one day after PostRock’s previous press release from February 25, 2016, which announced that PostRock was unable to reduce the outstanding amount under its credit facility to its borrowing base and that PostRock did not make the last quarterly interest payment.

The Administrative Agent has notified PostRock that, among other things, the commitments of each lender to make revolving loans are terminated, interest on the principal amount of all outstanding obligations will accrue at the default rate under the Credit Agreement, and accrued and unpaid interest on all past due amounts will be due and payable on demand.  The lenders have, at this point, not accelerated the balance of PostRock’s indebtedness or exercised any other rights and remedies they have under the Credit Agreement.  However, the lenders have preserved all rights and may choose to accelerate the balance of PostRock’s indebtedness or exercise any other rights and remedies at any time.

PostRock is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma. PostRock owns and operates over 2,500 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Company Contact:

Casey E. Bigelow

CAO, Secretary  & Treasurer

cbigelow@pstr.com

(405) 702-7435